IMUNON

September 20, 2022

Kimberly Bragg
4 Ridgeview Court
Ringoes, NJ 08551

Email: KBRAGG30@GMAIL.COM

Dear Kim:

I am pleased to extend to you an offer of employment with Imunon, Inc. as Vice President Finance and Corporate Controller. In this capacity, you will be a member of Imunon's senior executive staff and will report directly to Jeffrey Church, Executive Vice President and Chief Financial Officer. Your starting salary will be $9,230.77 every two weeks, which is $240,000 on an annualized basis.

Additionally:

- You will be eligible for an annual performance bonus, targeted at 30% (range 0% - 30%), contingent upon meeting personal goals and company objectives. Bonuses are typically paid each February/March of the year following assessment of goal achievement. You will be considered for a full 2022 bonus award.
- Your base salary will be subject to a performance review in February 2023 and annually thereafter.
- Subject to Board of Directors' approval, you will be granted an option to purchase 10,000 shares of Imunon common stock. Your Option Grant will vest in equal thirds over three years with the first third vesting on the anniversary of your first day of employment. Options will be exercisable at the closing price of our stock on the date of Board approval.
- Subject to Board of Directors' approval, you will also receive a restricted stock grant in the amount of 2,000 shares of Imunon common stock. Your Stock Grant will vest on the anniversary of your first day of employment.
- You will receive a sign-on bonus of $20,000.

This offer is contingent on (i) satisfactory pre-employment physical release from your physician and passing a customary drug screen and (ii) termination of any current consulting or employment engagements and your agreement not to engage in consulting while an employee of Imunon. Your salary will be paid bi-weekly in arrears. Salary payments will be automatically deposited into a checking/savings account of your choosing.

As a member of our professional staff, your position is salaried and exempt from federal wage-hour law. You will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek. Your employment is at will. You or Imunon, Inc. may terminate our employment relationship at any time with or without cause or notice. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

IMUNON

Your first 120 days of employment will be considered an introductory period. As such, I encourage you to discuss job performance, duties, responsibilities, and goals with your supervisor at any time. There will be a formal discussion of your performance at the end of your first 120-days with the Company.

You will be eligible for a benefits package including medical, dental, life insurance, short and long-term disability, and participation in our 401(k) Plan. The 401(k) Plan includes a Company contribution of Imunon stock, in kind, for 50% of the first 6% contribution made by you. Medical, dental and life insurance coverage will be effective on the first day of the month following your employment date. As the Company currently contributes a significant percentage of the Health Savings Account associated with your medical insurance, you will be required to contribute the remaining maximum amount allowed by law, so long as this policy is in effect.

You will be eligible for one (1) week of vacation in 2022 and three (3) weeks of vacation thereafter, with accrual beginning in January 2023. Details of the entire benefits package will be given to you on your first day of employment.

We have mutually agreed that your start date will be October 17, 2022. On your first day of employment, please bring documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States. Please also sign and return a copy of this letter via fax to 609.482.4499 or mail to me no later than September 30, 2022, to indicate your acceptance of this position.

If you have any questions about the contents of this letter or about your potential employment with Imunon, Inc., please contact Jeffrey Church at (609) 482-2455.

On behalf of the Management and Employees of Imunon, I sincerely welcome you and wish to express our excitement with your decision to join Imunon, Inc.

Sincerely,

Jeffrey W. Church
Executive Vice President and CFO

ACCEPTED:

Kimberly Bragg

9/20/2022
Date

997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648 | T: 609.896.9100 | F: 609.896.2200 |